EXHIBIT 21


              RAWLINGS SPORTING GOODS COMPANY, INC.


Rawlings Sporting Goods Company, Inc., a Delaware corporation
(the "Company") is the parent. The subsidiaries of the Company, each of which is wholly-owned by the Company, are as follows:


                                   Jurisdiction of Incorporation
Name                                       or Organization

Rawlings de Costa Rica                       Costa Rica

Rawlings Sporting Goods Company              Missouri
of Missouri

Rawlings Canada, Inc.                        Nova Scotia